FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2022

Gratus Capital Properties Fund III, LLC

Commission File No. 024-11552

EIN No. 85-4126748

Delaware

(State or other jurisdiction of incorporation or organization)

GCPF Management LLC

718 Washington Ave N,

Suite 400

Minneapolis, MN 55401

Office: (651) 999-5344

Email: hello@gratusfunds.com

Class A Interests (Unit)

Class B Interests (Unit)

 (Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Gratus Capital Properties Fund III, LLC (the “Company”, “Gratus Capital Properties Fund III,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. These risk factors include, but are not limited to, the factors referenced in the Gratus Capital Properties Fund III, LLC Offering Circular filed pursuant to Regulation A, dated January 17, 2023, (“Offering Circular”) in the section entitled “RISK FACTORS” beginning on page 10, which are incorporated herein by reference to the Offering Circular.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

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Gratus Capital Properties Fund III, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2022

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PART II

GRATUS CAPITAL PROPERTIES FUND III, LLC

Item 1. Business

The Company

GRATUS CAPITAL PROPERTIES FUND III, LLC (the “Company”) is a limited liability company organized November 10, 2020 under the laws of Delaware and managed by GCPF Management LLC, a Delaware limited liability company (the “Manager”). The Company was organized to primarily invest directly or indirectly in real estate within the multifamily or commercial real estate segment.

The Company began its offering on December 2, 2021. The Company initially offered 7,500,000 Class A and Class B Interests at between $10 and $10.6383 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, depending on the sales channel invested through. The Company Amended its offering in December 2022 and began selling Class A and Class B Interests for between $10.19 and $10.84 per Unit, depending on the sales channel and financial intermediaries utilized in each sale. The minimum investment is $10,000. The maximum amount to be raised in the offering is $75 million.

Units are being offered through three separate channels: (1) Investors who purchase Units directly from the Company will purchase at the Base Price ($10.19) with no Commission Adjustment, and will receive Class A or Class B Units; (2) Investors who purchase Units through an investment adviser registered under the Investment Advisers Act of 1940, as amended (RIAs) and who have been advised by such adviser on an ongoing basis regarding investments other than in the Company, but do not utilize a broker-dealer, will purchase at the Base Price with no Commission Adjustment and will receive Class A Units; (3) Investors who purchase Units through a registered broker-dealer will receive Class A Units and will purchase at the Base Price plus a Commission Adjustment, calculated as described below:

The Commission Adjustment will be calculated as (100% / 100% - (Placement Fee Amount) – 1) * Base Price, rounded to the nearest cent. For example, since the Base Price for a particular transaction is $10.19, if the Placement Fee is 6%, the Commission Adjustment will be ((100/(100-6 = 94))-1) * $10.19 = $0.65, for a total cost of $10.84 per Unit, and an investor investing the minimum $10,000 will receive 922.51 Class A Units. If the Placement Fee is 2%, the Commission Adjustment will be  ((100/(100-2 = 98))-1 = ) * $10.19 = $0.21, for a total cost of $10.40 per Unit, and an investor investing the minimum $10,000 will receive 961.54 Class A Units.

Sales commissions paid to Registered Broker-Dealers will range from 1% to 7% of gross offering proceeds depending on the sale channel utilized. The Company has and will pay additional compensation to Broker-Dealers in connection with this offering. Detailed information about each distribution channel and compensation paid to FINRA and FINRA members can be found in our Offering Circular, “PLAN OF DISTRIBUTION” beginning on page 24, and is incorporated by reference herein.

The Company's overall strategy is to enter joint ventures to develop new multi-family properties, capitalize on undervalued and value add multi-family properties, and acquire stabilized multi-family properties. The Company will primarily target Class A- to C+ assets in the Midwest, South and Southeast regions of the United States. However, the Company may, from time-to-time, invest in other cash flowing and potentially cash flowing multi-family, commercial (e.g., senior living, mobile home parks, self-storage, mixed use, hospitality, office and/or retail), new development properties, and single-family assets as well as real estate backed loans and other real estate backed investments anywhere in the United States when compelling opportunities arise. On February 16, 2022, the Company broke impounds and acquired its first real estate asset.

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As of April 24, 2023, the Company has raised $6,676,025.47, issued 511,504 Class A and 155,362 Class B Units to investors, and invested in four new construction properties:

Property Owning Entity	Location	Acquisition Price of Company Interest	Company Ownership Interest
Enclave OG, LLC	Fargo, ND	$1,558,378.50	29.58%
SOCO Group II, LLC	Grand Forks, ND	$1,500,000.00	34%
Compass Apartments I, LLC	Moorhead, MN	$3,096,000.00	51%
Current33 Apartments I, LLC	Hastings, MN	$3,735,600.00	51%

Enclave OG, LLC

Enclave OG (Wild Oak) a mixed-use residential building composed of multifamily and condominium units, located in Fargo, ND. Wild Oak consists of 14 top-floor condos ranging from 1,200–2,500+ square feet and 119 apartment homes below. The building design maximizes the riverscape setting and includes a private entrance, elevator, and parking for condo owners. As of April 17, 2023, construction of Wild Oak is 75% complete and is expected to finish in Q4 2023. Some amenities at this property include Community Lounge with Fireplace, Conference Room, Yoga & Fitness Studios, Pet Wash Area, Bike Storage, Patio & Mini Market.

SOCO Group II, LLC

SOCO Group (Ivy at SOCO) is a mixed-use residential building composed of multifamily and condominium units, located in Grand Forks, ND. Ivy at SOCO consists of 74 apartment homes above 14,000 square feet of first-level retail space. Construction of Ivy at SOCO completed April 2023 and the property is 16% leased as of April 17, 2023. Some amenities at this property include Fitness Studio, Rooftop Deck, Bike Storage, Pet Spa, In-Home Washer & Dryer, Conference & Club Rooms & Greenspace.

Compass Apartments I, LLC

Compass Apartments I is a multifamily apartment building totaling 93 units, to be located near the corner of 30th Ave S and 8th St S in Moorhead, MN. As of April 17, 2023, construction of the Compass Apartments is 20% complete and expected to finish Q1 2024. This new multifamily community in Moorhead will offer 93 studio, one-, two-, and three-bedroom apartment homes. Designed in collaboration with YHR Architects, the building will feature a modern take on old-world charm, creating a comfortable environment with timeless appeal that’s a strong match for the location and market. Its central location offers quick access to I-94 and connectivity to the greater Fargo-Moorhead area. Some amenities at this property include outdoor courtyard with grill, patio, and fire pits, clubroom, 24/7 fitness & yoga studios, coffee & espresso bar, 24/7 minimarket, enclosed parking, bike storage, pet spa & park, connectivity to parks and trails.

Current33 Apartments I, LLC

Current33 Apartments I is a multifamily apartment building totaling 106 units, located 255 33rd St W, Hastings, MN 55033. As of April 17, 2023, construction of the Current33 Apartments is 35% complete and expected to finish Q4 2023. This new multifamily community in Hastings, MN will offer 106 studio, one-, two-, and three-bedroom apartment homes. Some of the amenities at this property include clubroom with sports simulator, pool table, fireplace, and entertainment center, outdoor community courtyard with pool and outdoor kitchen, 24/7 fitness & yoga studios, business center, 24/7 minimarket, enclosed parking, bike storage, pet spa & park.

For additional information on these properties and their acquisition, see Annual Report Item 7. Financial Statements Note 5 Related Party Transactions and Note 7 Real Estate Partnership Investments, which are hereby incorporated by reference as if fully set forth herein.

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We are currently raising capital for the Company and searching for additional properties and other real estate investment opportunities. Company investments will highly depend on the availability of properties and other real estate investments that meet our investment criteria. Note that, the Manager or its affiliates may “pre-fund” one or more real estate investments, acquiring them using its own funds so as to make that investment available to the Company and any Parallel Funds. If the Manager or its affiliates “pre-funds” one or more properties, it may charge the Company simple annualized interest of up to 10% during the time between when it purchases the property and when the Company uses its Capital to replace that “pre-funding.” Additional information can be found in our Offering Circular, “SUMMARY OF OPERATING AGREEMENT. —Parallel Funds, Special Purpose Entities and Co-Investment Opportunities, beginning on page 53.” The Manager’s affiliates have, in fact, pre-funded the Enclave OG, LLC and SOCO Group II, LLC properties into which the Company invested in February and March 2022, and these loans were subsequently repaid at 6.68% interest.

Membership Interests

The terms of the Class A and Class B Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Company hopes to offer its Class A Members the opportunity to earn 80% (eighty percent) of the Class A Unit Percentage Share’s realized profits and Class B Members the opportunity to earn 70% (seventy percent) of the Class B Unit Percentage Share’s realized profits. The Company’s realized profits shall be distributed to the Class A Members and Class B Members in proportion to each Class’s Percentage Share and each Member’s respective Capital Contribution. Note that the Manager has discretion to reinvest what would otherwise be Distributable Cash in new or currently held Properties or other real estate backed loans and other real estate backed investments.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 50.

Management

The Company will be owned by the Manager and Members and will have a Membership which may include, but is not limited to: individuals, individual retirement accounts, entities, trusts, banks and other financial institutions, endowments, and pension funds. The Manager will exclusively manage the Company. The Company does not have any employees but relies on services provided by the Manager and its affiliates. (See Annual Report Item 3. Directors and Officer for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 50. The Company intends to hire third-party property managers to manage our properties.

The Manager and its affiliates are compensated for their services through certain Management Fees and returns on its Class C Units. See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Potential conflicts of interest include, but are not limited to, the following:

•

Our Manager and its affiliates originates, offers, and manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company, and also may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.

•	The Manager will most likely enlist the services of a third-party in order to manage our assets. The negotiation for the compensation for that third-party will be at market rates.

•

The acquisitions of investments at higher purchase prices would entitle our Manager to higher acquisition fees and asset management fees regardless of the quality or performance of the investment and, in the case of acquisitions of investments from other entities, might also entitle our Manager or its affiliates or assigns to disposition fees in connection with services for the seller.

•

We may borrow money from the Manager or affiliates of the Manager at prevailing market rates, or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	The Members may not remove the Manager.

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Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 10, where are hereby incorporated by reference herein.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Membership Interests.  More information ca be found in our Offering Circular, RISK FACTORS beginning on page 10, where are hereby incorporated by reference herein.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of units available and may decrease occupancy and unit rental rates. Furthermore, the multifamily communities we are constructing and will acquire do compete (or will compete) with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

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Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Gratus Capital Properties Fund III, LLC is a Delaware limited liability corporation that was formed to primarily invest directly or indirectly in real estate and real estate related assets located throughout the United States. On December 2, 2021, the Company began accepting subscription agreements as a part of raising $75 million under Regulation A Plus from over a wide range of investors, with a primary focus on individual non-accredited investors. On February 16, 2022, the Company broke impounds and acquired its first real estate asset and went on to acquire three additional real estate assets in 2022. All four assets are ground up new developments that are scheduled to be completed in 2023 and 2024.

Management believes the Company is in a strong position to successfully continue operations. At this time the ordinary and routine operation of the Company’s business has a very low overhead (see attached cashflow statement) and the working capital required to operate annually is less than $75,000

COVID-19 PANDEMIC

Certain impacts from the COVID-19 outbreak have largely played out with the market returning to historic operating metrics.  While it may have a significant negative impact on the Company's operations and performance it is greatly reduced as of Q1 2023. These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions. The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known. The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

Results of Operations

For the period ended December 31, 2022

Total income

We generated $50 in interest income for the period ended December 31, 2022, we did not have any revenue from operation since the Properties we are invested in are currently under construction. This is compared with $0 in revenues and income for the period ended December 31, 2021, which was prior to the breaking of impounds and the commencement of operations.

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Total expenses

From January 1, 2022 to December 31, 2022, we have generated operational expenses of $105,302 (including Consulting expenses of $11,175, Management Fees of $27,836, and Professional Fees of $66,114) along with interest expenses of $142,607. This compares with total expenses of $22,455 between January 1, 2021 and December 31, 2021, which was before the commencement of operations.

Office space and services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

Assets

As of December 31, 2022, we had $37,975 in cash, $10,747,702 invested in our real estate construction projects, and $2,100 in computer software. This compares with $178,500 in cash and $2,800 in computer software as of December 31, 2021, which was prior to the Company breaking impounds and deploying capital.

Liabilities

As of December 31, 2022, we owed a total of $5,108,921 to a related party. This compares to $238,923 owed to a related party as of December 31, 2021, which was prior to the commencement of operations.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $37,975 in cash and total liabilities of $5,108,921, which consist of an advance from our Manager. This compares with $178,500 in cash as of December 31, 2021, which was prior to the Company breaking impounds and deploying capital.

The Company has entered into a Promissory Note with an affiliate of the Manager of the Company which provides the Company with a revolving credit line for up to $50,000,000 of funds. The Note is an uncollateralized revolving credit facility which matures October 28, 2030. Under this line of credit, the Company will pay the Manager (7.89%) simple interest, calculated as the coupon rate on a U.S. 10-year treasury + five percent (5%). This interest rate will be readjusted semi-annually on July 1 and January 1 and is capped at 10%. As of December 31, 2022, the Company entered into a Standstill Agreement with regards to this Promissory Note whereby the lender (an affiliate of the Manager) agrees not to demand any payment or take any legal action to recover money owned under the Note until June 30, 2024 (including both monies currently borrowed and any new money which may be borrowed in the future).

As of March 31, 2023, the Company had sold $6,621,025.47 Class A and Class B shares as part of our Regulation A Offering, and held $10,747,271.43 in total assets including $37,644.80 in cash, with total liabilities of $5,108,921 (consisting of money owed to an Affiliate of the Manager on the Promissory Note described below). The Company hopes to raise an additional $68,378,974.59 in this offering for a total of $75,000,000 in funds raised. Even if we do not raise any additional funds, we believe that the funds we have raised, taken together with our line of credit, will be sufficient to fund our expenses over the next twelve months.

The Company has short and long-term liquidity through fundraising and Manager provided credit facility. The Manager currently has sufficient capital in the bank account to cover fixed expenses for several years and will utilize the credit facility if necessary to be opportunistic in pursuing cash flowing investments for the Company.

Trends and Key Information Affecting our Performance

As of Q1 2023 Management has deployed the Company’s capital into four new development multi-family properties locked into fixed rate financing for average of 5 years from closing, at interest rates averaging in the high 3’s. Early indications from development partners would put the replacement cost of these projects on average at 8-15% higher than the funds cost. This rise in replacement cost is what management believes supports accretive growth to equity investors.

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With interest rates having increased substantially from the beginning of 2022, the opportunity to acquire floating rate or other potentially distressed properties has increased significantly. With Management’s proprietary connections to banks and other developers, we are focusing on uncovering distressed asset opportunities in this rising rate environment. The speed of the rate increases has caught a lot of developers off guard.  For those with floating rate debt or coming up on balloon payments, they may not be able to acquire financing in the amounts and terms required to continue operations, forcing them into the marketplace. We do not see this rate environment lasting for extended periods. Due to the stress financial institutions and others are already feeling, it is management's belief this will likely lead to more accommodative monetary policy. In other words, a short-term opportunity for well capitalized buyers. If rates do continue to place pressure on forced sellers, the fund intends to deploy capital aggressively into these types of opportunities in the multi-family space. If rates begin to fall without any distress, then the fund plans to proceed as usual.

The Federal reserve rate policy will greatly dictate what type of environment we are investing in.  If rates remain high the focus will be on forced seller opportunities, if rates ease then there will be even more opportunity with traditional new development projects.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Item 3. Directors and Officers

The principals of the Manager of the Company are as follows:

Name	Age	Title
Jason Weimer	40	Managing Partner
Robert Barlau	37	President Real Estate Operations
Jack Weimer	66	Sponsor
Skip Johnson	38	President Business Development
Austin Schmitt	33	Chief Operating Officer
Allen Lemay	42	Sponsor
Cory Storkamp	39	Sponsor

Each of the above-named officers work full time for the Manager. Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 56, and are hereby incorporated by reference herein.

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Duties, Responsibilities and Experience

Jason Weimer and Robert Barlau are the managers of GCPF Management LLC which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement.

Compensation of Executive Officers

The Class C Interests were issued as founder’s interest in exchange for $1000. The Manager shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee
Acquisition Fee	Fees charged to the Company as Properties are acquired for the Manager’s efforts in conducting due diligence and making the investment opportunity available to Investors.	2% of the purchase price of the individual property. These fees are difficult to determine at this time.

Origination Fee	Fees charged to the Company as loans are made for the Manager’s efforts in conducting due diligence and making the investment opportunity available to Investors.	4% of the amount loaned by the Company. These fees are difficult to determine at this time.

Asset Management Fee	Fees charged to the Company for management of its investments

Up to the greater of 1% per annum of the total of all Class A, Class B, and Class C member’s initial Capital Contributions (without reduction for any returned capital) OR 2% of the total gross income of the Fund. These fees are difficult to determine at this time. This fee may be paid monthly.

Construction Management Fee	Fees charged to the Company for efforts in overseeing construction on the Property.

5% of total construction costs (materials and labor) to be paid monthly to the Manager or a third-party during construction or rehabilitation on each Property. These fees are difficult to determine at this time.

Property Management Fees	Fees charged to the Company for the Manager’s or a third party’s property management services.	Up to 7% of gross collected income. These fees are difficult to determine at this time.

Refinance Fees	Fees charged to the Company for the Manager’s efforts in generating a loan package for consideration by lenders.	1% of new or supplemental loan amount. These fees are difficult to determine at this time.

Interest on Manager Advances	Interest charged to the Company for deferral of repayment of Advances or reimbursement expenses.	Up to 10% interest per annum (as described in Article 3.1) from the date the Advance is made or the reimbursement is due (e.g., closing on a Property) to the date of repayment.

Carried Interest	Class C Interest owned by Jason Weimer and Robert Barlau.	20% profits interest and 20% of Distributable Cash of the Class A Unit Percentage Share PLUS 30% profits interest and 30% of Distributable Cash of the Class B Unit Percentage Share.

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The Manager will be compensated for its services in accordance with the fee schedule above. Apart from their ownership interest in the Manager, Jason Weimer and Robert Barlau do not currently receive any compensation for their services, other than the returns they receive from the Company on their direct personal investments in the Company and the returns received from the Class C Interests. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions.) Other persons who are employed by the Manager are each compensated by the Manager for his or her services.

The following table sets forth the cash compensation of Manager:

Name and Principal Position	Year	Cash Compensation	Option Awards	All Other Compensation(1)
GCPF Management LLC, Manager	2020	$0	$0	100% of the Class C Interests (held by its managers, Jason Weimer and Robert Barlau)
GCPF Management LLC, Manager	2021	$0	$0	$0
GCPF Management LLC, Manager	2022	$0	$0	$0

From inception to December 31, 2022, the Jason Weimer and Robert Barlau have not received any compensation from the Company or any distributions by virtue of their holding the Class C Interests of the Company.

From inception to December 31, 2022, the Manager has been paid $817,772.96 in acquisition fees and 27,919.19 in Asset Management Fees from the Company.

More information regarding the compensation the Manager can be found in our Offering Circular, EXECUTIVE COMPENSATION section, page 59.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information as of March 31, 2023:

Title of Class	Name of Beneficial Owner	Percent Of Class as of 3/31/2023	Percent of Class After Offering*	Percent of Company Before Offeringas of 3/31/2023	Percent of Company After Offering*
Class C Interests	Jason Weimer	50.00%	50.00%	10.00%	10.00%
Class C Interests	Robert Barlau	50.00%	50.00%	10.00%	10.00%
Class A Interests	Jason Weimer	5.45%	0.53%	3.34%	0.32%
Class A Interests	Robert Barlau	0.20%	0.02%	0.12%	0.01%
Class A Interests	Skip Johnson	0.98%	0.10%	0.60%	0.06%
Class A Interests	Austin Schmitt	0.98%	0.10%	0.60%	0.06%
Class A Interests	Allen Lemay	3.03%	0.29%	1.86%	0.18%
Class A Interests	Cory Storkamp	0.98%	0.10%	0.60%	0.06%
	TOTAL			27.12%	20.69%

* The Company has already sold 509,107 Class A Units (approximately 76.7% of Units sold) and 154,380.35 Class B Units (approximately 23.3% of Units sold). The After Offering percentages reported in this table assume that all further Units are sold for $10.84, the highest price possible under this offering, that 75% of additional Units sold are Class A Units, and that the individuals listed do not purchase further Units.

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The Class A and Class B Interests collectively maintain an 80% voting interest in the Company overall and the Class C Interests will maintain a 20% voting interest in the Company overall. Class A and Class B Interests are being sold through this Offering. The Class A Interests purchased by Management were purchased through this Offering on the same terms as other investors, and members of Management may decide to purchase additional Class A Interests. Class C Interests were issued to Jason Weimer and Robert Barlau at inception of the Company for $10 per Unit ($1000 total).

Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Annual Report.

Item 5. Interest of Management and Others in Certain Transactions

See Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources and Note 5 and Note 7 to our financial statements in Item 7. Financial Statements for a discussion of related party transactions, which are hereby incorporated by reference herein.

Item 6. Other Information –

None.

12

 Item 7. Financial Statements

Gratus Capital Properties Fund III, LLC

Financial Statements and Independent Auditors’ Report

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Gratus Capital Properties Fund III, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gratus Capital Properties Fund III, LLC as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2022

Lakewood, CO

April 26, 2023

F-2

GRATUS CAPITAL PROPERTIES FUND III, LLC

Statement of Assets, Liabilities and Members’ Equity

BALANCE SHEET
As of December 31, 2022 and 2021
ASSETS	December 31, 2022	December 31, 2021

Current Assets
Cash	$37,975	$178,500
Total current assets	$37,975	$178,500

Fixed Assets
Computer Software	$3,500	$3,500
Accumulated depreciation	(1,400)	(700)
Total fixed assets	$2,100	$2,800

Other Assets
Real Estate Partnership Investments	$10,707,702

Total Assets	$10,747,777	$181,300

LIABILITIES AND MEMBERS' CAPITAL
Current Liabilities
Note Payable - Related Parties	$4,995,773	$238,923
Accrued interest payable	$113,148
Total Current Liabilities	$5,108,921	$238,923
Total Liabilities	$5,108,921	$238,923

Members' Equity:
Class A Units	$4,539,793	$50,000
Class B Units	$1,375,303	$27,500
Class C Units	$1,000	$1,000
Syndication Cost of Capital		$(107,742)
Retained earnings (deficit)	$(277,240)	$(28,381)
Total Member equity	$5,638,856	$(57,623)

Total Liabilities and Member equity	$10,747,777	$181,300

The accompanying notes to financial statements are an integral part of these statements

F-3

GRATUS CAPITAL PROPERTIES FUND III, LLC

Statement of Operations
For the Periods from January 1, 2022 through December 31, 2022 and January 1, 2021 through December 31, 2021

	January 1, 2022 – December 31, 2022	January 1, 2021 – December 31, 2021
Revenue	$-	$-

Operating Expenses
Bank service charges	$175
Consulting expenses	$11,175	$8,800
General and administrative expenses		$11,155
Management fees	$27,836
Organization expenses		$2,500
Professional fees	$66,114
Total Operating Expenses	$105,302	$23,155

Loss from Operations before interest and state franchise tax:	$105,302	$23,155
Depreciation expense	$700	$700
Interest (Income)	$(50)
Interest	$142,557
State franchise tax	$300
Net Loss before Income Taxes	$(248,859)	$(23,155)
Income Tax Benefit	$-	$-

Net Loss	$(248,859)	$(23,155)

The accompanying notes to financial statements are an integral part of these statements

F-4

GRATUS CAPITAL PROPERTIES FUND III, LLC

STATEMENTS OF MEMBERS' EQUITY
For the Years Ended December 31, 2022 and 2021
	Member Units							Total
	Class A		Class B		Class C		Members'	Members'
	Units	Amount	Units	Amount	Units	Amount	Deficit	Deficit
Balance, January 1, 2020	-	-			100	1,000	$(5,226)	$(4,226)
Member Units issued for cash	5,000	$50,000	2,750	$27,500				77,500
Net loss for year ended December 31, 2021							(23,155)	(23,155)
Balance, December 31, 2021	5,000	50,000	2,750	27,500	100	1,000	(28,381)	50,119
Member Units issued for cash	464,017	4,640,168	142,086	1,393,358				6,033,526
Costs incurred to raise capital		(150,375)		(45,555)				(195,930)
Net loss for year ended December 31, 2022							(248,859)	(248,859)
Balance, October 31, 2022	469,017	$4,539,793	144,836	$1,375,303	100	$1,000	$(277,240)	$5,638,856

The accompanying notes to financial statements are an integral part of these statements

F-5

GRATUS CAPITAL PROPERTIES FUND III, LLC

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2022 and 2021
	December 31	December 31
	2022	2021
Cash Flows from Operating Activities
Net Loss	$(248,859)	$23,155
Adjustment to reconcile net loss from operations:
Changes in Operating Assets and Liabilities
Increase in accrued interest payable	113,148
Depreciation	700	700
Net Cash Used in Operating Activities	$(135,011)	23,855

Cash Flows from Investing Activities
Investment in real estate partnerships	(10,707,702)
Purchases of property and equipment		(3,500)
Syndication Cost Additions	(88,188)	(87,653)
Net Cash Provided by Investing Activities	(10,795,890)	(91,153)

Cash Flows from Financing Activities
Issuance of member equity, net of syndication costs	6,033,526	77,500
Issuance (payment) of note payable related parties	4,756,850	213,608
Net Cash Provided by Financing Activities	10,790,376	291,108

Net Increase (Decrease) in Cash	(140,525)	223,810
Cash at Beginning of Period	178,500	11,452
Cash at End of Period	$37,975	$235,262

The accompanying notes to financial statements are an integral part of these statements

F-6

GRATUS CAPITAL PROPERTIES FUND III, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2022

NOTE  1 – NATURE OF OPERATIONS

Gratus Capital Properties Fund III, LLC, (Company), a manager-managed Delaware limited liability company, was formed on November 10, 2020. Through subsidiary single-purpose entities, the Company primarily plans to acquire multifamily and commercial properties, new development properties, and single-family assets throughout the United States, for the purpose of rehabilitation, development, operation, and resale. In addition, the Company may from time to time purchase other cash-flowing real estate-related assets, such as land, mixed-use, hotels, multifamily, real estate-backed investments, and commercial properties in urban and other neighborhoods throughout the United States. The Company also intends to enter into joint venture investments in commercial real estate, to lend senior and subordinated debt on properties in the same areas, and to invest in preferred equity positions in real estate-owning entities. The Company believes that by lending to developers in key areas where the Company does not have a physical presence will provide diversified geographic asset investments, reducing the risks of providing returns on the real estate investment portfolio. The Company is managed by GCPF Management, LLC.

Since November 10, 2020 (inception), the Company has relied upon related parties and its Members for funding cash flow to pay for operating expenses and other costs. (See discussions below).  For the period from inception to December 31, 2022, the Company has generated losses aggregating $277,239.

The Company is considered an emerging growth company under Section 101(a) of the Jumpstart Business Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal period. Because the Company is an emerging growth company, the Company has an exemption from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), the Company is exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer.

Our offering pursuant to Regulation A (the “Offering”) of up to $75,000,000 in Class A Interests and Class B Interests (collectively “Investor Interests” or “Interests”) began on December 1, 2021. Through December 31st, 2022, our offering has raised $6,278,025.47 in capital through the sale of approximately 484,216 Class A Units and 143,586 Class B Units for $10 per Unit. We are continuing to offer additional Class A and Class B Units for between $10.19 and $10.84 per Unit, depending on the sales channel and financial intermediaries utilized in each sale.Funds will be used for acquiring real estate assets throughout the United States as well as for working capital. The Company intends to invest capital from the proceeds of this Offering over a period time; operate, refinance, and reinvest and make distributions to the investors.

F-7

NOTE  1 – NATURE OF OPERATIONS (continued)

Commissions will be paid for the sale of the Interests offered by the Company from 1% to 7%. See Offering Circular attached for a more comprehensive discussion of management, risk factors, broker dealer fees and other relevant data.

The Company manager is Gratus Capital Properties Management, LLC, a Delaware limited liability company. An affiliate of the Manager (Affiliate) owns 100% of the authorized, issued and outstanding Class C Membership Interests.

The financial statements included forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Offering Statement on Form 1A, filed with the Securities and Exchange Commission (“SEC”).  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the SEC. The Company does not undertake an obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accounting and reporting policies of the Company conform to the accounting principles generally accepted in the United States of America (“GAAP’). The Company adopted the calendar year for reporting the financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the footnotes thereto. Actual results could differ from those estimates.  It is reasonably possible that changes in estimates will occur in the near term.  All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

F-8

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in underlying real estate values. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents.  Cash consists of funds held in the Company’s checking account. As of December 31, 2022, the Company had $37,976 of cash on hand.

Property, Equipment and Depreciation

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment is charged to the statement of operations using the straight-line method over the estimated useful lives of the respective assets as follows:

Leasehold Improvements	Shorter of the estimated lease term or useful
Furniture and Fixtures	7 years
Machinery and equipment	3 to 5 years
Technology	3 years
Vehicles	5 years

The Company evaluates property and equipment for impairment on an ongoing basis to determine whether events and circumstances warrant revision of the estimated benefit period. As of December 31, 2022, management believes that no impairment of the property and equipment exists.

F-9

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
●

Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Syndication Costs

The Company is in the process of a campaign to raise capital. Legal and other directly related syndication costs were initially capitalized.  As funds were released to the Company from escrow the syndication costs were charged against Member Equity. Syndication costs incurred through the year ended December 31, 2022, amounted to $195,929 which has been charged to Member Equity.

Revenue Recognition

When applicable, the Company is to adopt ASU No. 2014-09. Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective method applied to contracts which are continuing and not completed. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under previous accounting principles generally accepted in US GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements as of the date of adoption, as a result a cumulative-effect adjustment was not required.

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers and others. A receivable is recorded when revenue is recognized prior to payment and

F-10

Revenue Recognition (continued)

the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of goods or services, the Company will record deferred revenue until the performance obligations are satisfied.

There was no revenue recognized from performance obligations satisfied (or partially satisfied) during the period from inception to December 31, 2022.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting.  Where applicable, the deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For the current period, the Company is taxed as a partnership for US federal income tax purposes. Additionally, the Company’s subsidiaries, as single-member limited liability companies, will be treated as disregarded as separate from the Company for US federal income tax purposes.  Accordingly, all consolidated items of income, deductions, gains or losses and credits are allocated to members in accordance with the operating agreement and subchapter K of the Internal Revenue Code.  Since the Company is not liable for tax itself, no material federal tax provision has been recorded.

The Company has filed its federal and state income tax returns for the period from inception (November 10, 2020) through December 31, 2021. The positions shown on those tax returns are open for examination for a period of three years. Currently, the Company is not under examination by any taxing jurisdiction and has not been assessed any interest or penalties related to income tax matters.  The Company routinely evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions.  As of December 31, 2022 the Company has no uncertain tax positions.

Member Unit and Equity Based Compensation

Consistent with US GAAP, the Company will record Member Unit-based compensation as a non-cash expense. The Company measures and recognizes compensation expense for all Member unit-based awards, granted to employees and directors based on the estimated fair value of the awards on the date of grant. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of

F-11

Member Unit and Equity Based Compensation (continued)

the underlying member units, the expected term of the option, the expected volatility of the price of the Company’s Member units, risk-free interest rates, and the expected dividend yield of the Company’s Member units. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company amortizes the fair value of each Member unit award over the requisite service period of the awards in accordance with the associated vesting schedule. Stock based compensation is adjusted based upon actual forfeitures.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 – IVESTMENTS IN UNCONSOLIDATED INVESTEES

As an entity treated as a partnership for US federal income tax purposes, all items of income, deduction, gain, loss and credit flows through the Company and is taxable to the members of the Company.  No material federal or state income tax provision exists for the Company.

NOTE 4 – MEMBERS’ EQUITY

The Operating Agreement dated November 10, 2020, provides for three classes of Members, Class A, Class B and Class C Member interests. The Company has authorized a maximum of seven million five hundred thousand (7,500,000) Units in each of Class A and Class B, however the maximum Capital Contribution, regardless of the number of Units issued in Class A and Class B, shall not exceed seventy-five million dollars ($75,000,000) in the aggregate. Subject to the Company accepting less, the minimum investment amount for Class A and Class B Units is $10,000. On February 16, 2022, the Company broke impounds.  Purchases by the Manager or Affiliates of the Manager will not count towards this total.  The Class A and Class B Units have an 80% voting interest in the Company.

The Managing Member may make capital calls on the Class A and Class B Members from time to time to achieve Company objectives and policies. For additional information see Operating Agreement included herein.

F-12

NOTE 4 – MEMBERS’ EQUITY (continued)

The one hundred (100) Class C Membership Units, representing a 20% voting interest in the Company, are 100% owned by affiliates of the managing member and was issued as founder’s interests, at formation. The affiliates of the managing member paid $1,000 for the Class C Membership Unit.

The percentage of total Capital Contributions within each respective Class shall represent the Class A and Class B “Capital Contribution Percentage Share.” For example, if Class A contributions were $350,000 out of $1,000,000 raised in the Offering, then the Class A Capital Contribution Share would be 35%. Through the Offering Circular, the Company is authorized to offer one thousand (1,000) Class A and Class B membership interests at $10 or $10.6383 per Member Interest depending on the intermediaries through which the investment is made. Purchasers shall, upon acceptance by the Manager of their Subscriptions, become Class A and Class B Members in the Company. Funds will be made immediately available to the Company once the Company raises a minimum of $1,000,000, in a designated bank account.

The percentage interests of the Members will be calculated in relation to the other Members in their Member class or in relation to the total Member interests. Class A and Class B Members will collectively hold 80% of the voting interests which are proportionate to such Member Capital Contributions relative to one another. Class C Members will hold 20% of the voting interests in the Company.

Class A Members

Class A Members are reserved for individuals (i) who agree to purchase at least one hundred thousand dollars ($100,000) worth of Class A Units, (ii) whose investment is the result of a referral to the Company by a Registered Investment Advisor, (iii) who purchase their Units through licensed broker-dealer, or (iv) who have invested previously in Affiliates of the Manager such previous investors to be admitted as Class A Members in the sole discretion of the Manager.  Class A Members are entitled to first receive eighty percent (80%) of Distributable Cash from operations and 100% of Distributable Cash from Capital Transactions until they have received a return of their Unreturned Capital Contributions. The minimum investment is ten thousand dollars ($10,000).

F-13

Class B Members

Class B Members are to invest $10,000 per Unit. Class B Members will ratably receive seventy percent (70%) of Distributable Cash from operations and upon a distribution of cash from a Capital Transaction, after the Class A Member receives the above cash, the Class B Members receive seventy percent (70%) of the cash distribution until they have received a return of their Unreturned Capital Contributions.

Class B Members who are admitted and later purchase additional Units or otherwise make Additional Capital Contributions which result in their total Unreturned Capital Contributions of $100,000 or higher will have their Class B Units converted to Class A Units as of the date the Capital Contribution bringing their total Capital Contributions above $100,000 is received in the Company’s account and determined to be in good order.

Class C Members

The Class C Member Interests are owned by an affiliate of the Manager and are entitled to receive all (100%) of the remaining Distributable Cash from both operations and capital transactions.

At Management’s discretion, the Company intends on making cash distributions from operations and capital transactions as discussed above. Capital transaction distributions includes dispositions from refinancing or the sales of property. For a more comprehensive discussion about the Operating Agreement and membership interests, see the Offering Circular.

NOTE 5 – RELATED PARTY TRANSACTIONS

Note Payable, Related Party

On January 1, 2022, the Company entered into a Promissory Note (the “Note”) with an affiliate of the Managing Member of the Company which provides the Company with up to $5,000,000 of funds. On October 4, 2022, the Note was amended to provide up to $50,000,000 of funds. The Note is an uncollateralized revolving credit facility which matures October 4, 2032. Interest due thereon, accrues at the Alternated Base Rate of interest per annum, not to exceed 10% of funds advanced under the Note. The purpose of the note payable is to fund operating expenses and other costs. As of December 31, 2022, funds provided to the Company and due to an affiliate of the Manager of the Company, are $4,995,773. Interest payable on the Note was $113,148. As of December 31, 2022, the Company entered into a Standstill Agreement with regards to this Promissory Note whereby the lender (an affiliate of the Manager) agrees not to demand any payment or take any legal action to recover money owned under the Note until June 30, 2024 (including both monies currently borrowed and any new money which may be borrowed in the future).

Management Agreement

As discussed above, the Company is managed by GCPF Management, LLC (Manager). The Company will reimburse Manager for the Manager’s out-of-pocket expenses related to the initial startup costs including earnest money deposits, due diligence costs, closing costs, loan/lender application fees, appraisals, engineering and environmental reposts, property management fees, and legal fees. Such costs may be paid as an expense of the Company prior to determining Distributable Cash. The Company will pay the Manager, interest up to 10% per annum from the date that a disbursement is made to the date of repayment. No Interest was charged prior to January 1, 2022.

F-14

The following sets forth the management fees discussed in the Operating Agreement. At this time, it is difficult to determine the magnitude of each of these fees.

The Company will pay the Manager the following fees:

●	Acquisition fee of two percent (2.0%) based on the total acquisition cost of a property investment, including both cash and debt.
●	Origination fee of four percent (4%) of total loans and other debt closed related to the investment opportunity, related to the conduct of due diligence of the investment opportunity.
●	Construction Management fee of five percent (5%) of total construction costs (material and labor) for overseeing construction and/or rehabilitation of each property.
●

Asset Management fees of up to the greater of one percent (1%) per annum of total Member Capital Contributions (without reduction for any returned capital) or two percent (2%) of the total gross income of the Fund.

●	Property management fee of up to 7% of gross collected revenues will be paid to operate and management the properties.
●	Refinance fees of one percent (1%) of new or supplemental loan amounts for generating the loan packages for presentation and consideration by the lenders.
●	Interest on Manager Advances of up to ten percent (10%) per annum on all advances made by the Manager to the Company.

The Operating Agreement also provides for the following fee expense applicable to broker- dealer fee for services. Such fees will be paid as an expense of the Company prior to determining Distributable Cash. The related broker-dealer fees are as follows:

Broker-Dealer fees charged to the Company for compliance services will be up to 1% of the Capital Contributions of all Class A and Class B Members.

Broker-Dealer Sales fees, fees charged for the sales of securities by a licensed broker-dealer, can be up to 6% of the Capital Contribution of Members whose interest were purchased through a licensed broker-dealer.

NOTE 6 – CONTRACTS, COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2022.

Escrow Agreement

During March 2021, the Company entered into an Escrow Agreement for Securities Offering with WealthForge Securities Corporation LLC providing that all payments in connection subscriptions for shares are to be sent to Atlantic Capital Bank and held in a non-interest bearing account for disbursement in compliance with the Securities and Exchange Act of 1934 Rule 15(c)2-4 and related SEC guidance and FINRA rules. See discussion elsewhere herein. Related thereto, the Company also entered into a one-year (renewable) software and licensing agreement with WealthForge Technologies, LLC which licenses the Company to use certain software, computer programs, business processes, integrated services and documentation. See also discussions in Offering Memorandum elsewhere herein.

F-15

Broker Dealer Agreement

During March 2021, the Company entered into a Broker-Dealer Agreement with WealthForge Securities, LLC (WealthForge) to provide operations and compliance services for the Company in relation to this Offering, review investor information, including Know Your Customer data, compliance with Regulation D Rule 506(d) Bad Actor Check requirements, perform Anti-Money Laundering and other compliance background checks and assist the Company in accepting investors.  The term of the Agreement is twelve months, automatically renewable for successive twelve-month periods unless either party to the Agreement provides notice of non-renewal at least sixty days prior to the expiration of the current term.

The compensation to WealthForge includes the following: (i) Diligence fee of $10,000, (ii) Transaction Management fee of 100bps of proceeds raised, (iii) Regulatory Filing Service Fee of $350 per form and a (iv) Marketplace Fee of $100 per transaction of the aggregate amount raised by the Company except for clients of advisors with whom the Company has or develops a relationship prior to the time of an investment into the Offering.

Stock Registrar and Transfer Agency Service Agreement

On March 30, 2021, the Company has entered into a contract with KoreTranser Integral Transfer Agency USA Inc. Agency to provide services related to stock registrar and transfer agent. The pricing for such services include a Reg A+ set up fee of $3,500 plus $2,500 per month.

Subscription Escrow Agreement

On June 8, 2021, the Company entered into a subscription escrow agreement with WealthForge to maintain subscription proceeds (Subscriber investment deposits) in escrow and to provide other escrow services. The release of the escrow subscription proceeds (deposits) is contingent upon the Company raising $1,000,000 through the offering. All fees will be paid by WealthForge.

As of January 28, 2022, the Company amended its subscription agreement to provide additional fields for the use of investors who are investing through retirement accounts. The Company continues to accept the original subscription agreement for nonretirement account investors.

On February 16, 2022, the Company accepted $1,085,000 worth of subscriptions in the Company and issued 108,500 units to member unit investors. The Company has now broken impounds and will start to invest its capital in various real estate projects.

From March to December 2022, the Company accepted $5,026,028 worth of subscription in the Company and issued 502,813 units to member unit investors.

F-16

Registered Broker Dealers

Registered broker-dealers will receive a Placement Fee of up to six percent (6%) of the Gross Offering Proceeds up to a maximum of $4,500,000, if the Maximum Dollar Amount of $75,000,000 is sold to clients of registered broker-dealers.

NOTE 7 - REAL ESTATE PARTNERSHIP INVESTMENTS

Fargo, North Dakota

On December 20, 2021, an affiliate of the Manager of the Company (Affiliate), paid cash of 34.78% of the capital raised in the partnership and acquired a 29.58% profit and loss interest in a developmental limited liability partnership which is located in Fargo, North Dakota (Partnership).  The Partnership, through its wholly owned subsidiary is developing and operating a mixed use residential building composed of multifamily and condominium units. The Affiliate paid $1,558,378 for this interest. Whereas, the Members of the Partnership have limited liabilities  to  third parties, each Member is entitled to one (1) vote or a fraction of one (1) vote per one percent (1%) of the Membership interest held by the Member on each matter submitted to a vote at a meeting of Members, except to the extent that the voting rights of the Membership Interest of any class or classes are limited or denied by the Articles of the Operating Agreement or by law.

The development consists of 2.63 acres and is projected to include 119 multifamily rental units plus 14 for-sale condominiums, totaling 118,038 square feet. The development is expected to cost $34,033,514, with a mortgage of $25,525,135 and to open for occupancy in June of 2023.

Pursuant to the Assignment of Limited Liability Company Interest, on February 17, 2022, the Company purchased the Affiliate’s interest in the Partnership for $1,558,378.50. The Company paid $1,058,378.50 in cash and signed a promissory note payable to the Affiliate in the amount of $500,000. The promissory note in the amount of $500,000 is payable on or before May 15, 2022, along with 6.99% APR interest. The loan was paid in full on March 8, 2022, the total interest paid to Affiliate by the Company was approximately $1,819.

Grand Forks, North Dakota

On October 6, 2021, the Affiliate paid cash of $1,500,000 representing 40.00% of the capital raised in the partnership and acquired a 34% profit and loss interest in a developmental limited liability partnership which is located in Fargo, North Dakota (Partnership). The Partnership, through its wholly owned subsidiary is developing and operating a mixed-use residential building composed of multifamily and condominium units. Whereas, the Members of the Partnership have limited liabilities to third parties, each Member is entitled to one (1) vote or a fraction of one (1) vote per one percent (1%) of the Membership interest held by the Member on each matter submitted to a vote at a meeting of Members, except to the extent that the voting rights of the Membership Interest of any class or classes are limited or denied by the Articles of the Operating Agreement or by law.

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Grand Forks, North Dakota (continued)

The development consists of 4.3 acres and is projected to 21,020 square feet of commercial space and 74 multifamily rental units totaling 105,615 square feet. The development is expected to cost $18,380,234, with a mortgage of $13,785,175 and to open for occupancy in January of 2023.

Pursuant to the Assignment of Limited Liability Company Interest, dated March 24, 2022, the Company purchased the Affiliate’s interest in the Partnership for $1,500,000. The Company paid $120,000 in cash and borrowed $ 1,380,000 pursuant to the note payable, related party, dated January 1, 2022, (see discussion above).

Moorhead, Minnesota

On September 30, 2022, the Company invested Compass Apartments I, LLC, a Minnesota limited liability company (“Compass Apartments”), which is developing and will operate a multifamily apartment building totaling 93 units in Moorhead, MN. The construction is expected to be completed around year-end 2024. The Company purchased a 51% interest in the Compass Apartments in the amount of $3,096,000.

The Company paid $800,000 in cash and borrowed the remaining $2,296,000 from the Manager under its existing line of credit agreement. Under this line of credit, the Company will pay the Manager (7.89%) simple interest, calculated as the coupon rate on a U.S. 10-year treasury plus five percent (5%). This interest rate will be readjusted semiannually on July 1 and January 1 and is capped at 10%.

Hasting, Minnesota

On October 12, 2022, the Company invested in Current33 Apartments I, LLC, a Minnesota limited liability company (“Current33 Apartments”), which is developing and will operate a multifamily apartment building totaling 106 units in Hastings, MN. The construction is expected to be completed around fall 2023. The Company purchased a 51% interest in the Current33 Apartments in the amount of $3,735,600.

The Company borrowed $3,735,600 from the Manager under its line of credit agreement, which it amended and restated to allow the Company to borrow up to $50,000,000 and has a current outstanding balance of $5,108,923 as of December 31, 2022. Under this line of credit, the Company will pay the Manager (7.89%) simple interest, calculated as the coupon rate on a U.S. 10year treasury plus five percent (5%). This interest rate will be readjusted semiannually on July 1 and January 1 and is capped at 10%.

NOTE 8 - LEASES

When applicable, the Company is to adopt the lease accounting guidance in Accounting Standards Update No. 2016-02, Leases (Topic 842) ("ASC Topic 842"). The package of practical expedients is permitted in ASC Topic 842. Accordingly, an operating lease can be accounted for under the new guidance, without reassessing (a) whether the contract contains a lease under ASC Topic 842, (b) whether the classification of the operating lease would be different in accordance with ASC Topic 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2022 would have met the definition of initial direct costs in ASC Topic 842 at lease commencement. The Company does not have any leases.

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Item 8. Exhibits

Exhibit 2.1* -

Operating Agreement (Incorporated by reference to Exhibit 2.1 to Gratus Capital Properties Fund III LLC Regulation A Amended Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 16, 2021 (File No. 024-11552))

[https://www.sec.gov/Archives/edgar/data/1867706/000147793221004039/gratus_ex21.htm]

Exhibit 2.2* -

Formation Documents (Incorporated by reference to Exhibit 2.2 to Gratus Capital Properties Fund III LLC Regulation A Amended Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 16, 2021 (File No. 024-11552))

[https://www.sec.gov/Archives/edgar/data/1867706/000147793221004039/gratus_ex22.htm]

Exhibit 4.1 -	Third Amended Subscription Agreement

Exhibit 6.1* -

Transfer Agent Agreement (Incorporated by reference to Exhibit 6.1 to Gratus Capital Properties Fund III LLC Regulation A Amended Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 16, 2021 (File No. 024-11552))

[https://www.sec.gov/Archives/edgar/data/1867706/000147793221008584/gratus_ex8.htm]

Exhibit 8* -

Subscription Escrow Agreement (Incorporated by reference to Exhibit 8 to Gratus Capital Properties Fund III LLC Regulation A Amended Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on November 19, 2021 (File No. 024-11552))

[https://www.sec.gov/Archives/edgar/data/1867706/000147793221008584/gratus_ex8.htm]

Exhibit 11.3 -	Auditor Consent

*- Filed previously and incorporated herein by reference

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fridley, State of Minnesota, on May 3, 2023.

Gratus Capital Properties Fund III LLC

/s/ Jason Weimer
By: Jason Weimer
Manager of GCPF Management LLC Manager

/s/ Robert Barlau
By: Robert Barlau
Manager of GCPF Management LLC Manager

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated above.

Gratus Capital Properties Fund III LLC

/s/ Jason Weimer
By: Jason Weimer
Manager of GCPF Management LLC Manager

/s/ Robert Barlau
By: Robert Barlau
Manager of GCPF Management LLC Manager

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